[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.1

AMENDED AND RESTATED

AGREEMENT

This Amended and Restated Agreement (this “Agreement”) is made effective as of June 10, 2004 (the “Effective Date”), by and between Fujisawa Healthcare, Inc., a Delaware corporation (“Fujisawa”), having an address of Parkway North Center, Three Parkway North, Deerfield, Illinois 60015, and Gilead Sciences, Inc., a Delaware corporation (“Gilead”), having an address of 333 Lakeside Drive, Foster City, California 94404. Fujisawa and Gilead are sometimes referred to herein individually as a “Party” or “party” and collectively as the “Parties” or “parties”.

I. RECITALS

WHEREAS, Fujisawa, as successor to Fujisawa USA, Inc., a Delaware corporation, and Gilead, as assignee of Vestar, Inc., a Delaware corporation, are parties to the Agreement dated August 9, 1991 (the “Termination Agreement”), as amended as of May 17, 1994, April 3, 1995 and March 4, 1996 (collectively, the “Amendments”); and

WHEREAS, Fujisawa and Gilead desire to restate one integrated document the terms and provisions of the Termination Agreement as amended by the Amendments in order to dispense with the need to review the several documents constituting the Termination Agreement and the Amendments.

NOW THEREFORE, in consideration of recitals and the mutual covenants set forth the Termination Agreement and Amendments, the sufficiency of which is hereby acknowledged, the Parties agree that the terms of the Termination Agreement as so amended by the Amendments through March 4, 1996, the date of the last Amendment (and with no other or further amendments except for the specific dates inserted in Sections 4.3(c) and 14.4 in lieu of the references in such sections to “the date hereof’ in order that such references not be misunderstood to refer to the date of this Agreement) are as follows:

II. DEFINITIONS

2.1 “Amphotericin B”. “Amphotericin B” shall mean a polyene antifungal antibiotic currently produced by Streptomycetes rodosus which shall be incorporated in the Product (as hereinafter defined) by Gilead.

2.2 “Confidential Fujisawa Information”. “Confidential Fujisawa Information” means technical data, materials, formulae, preclinical data and clinical data and know-how pertaining to the use of the Product which is considered to be confidential and proprietary to Fujisawa including information previously disclosed to Gilead.

2.3 “Confidential Gilead Information”. “Confidential Gilead Information” means technical data, materials, formulae, preclinical data and clinical data and know-how pertaining to the manufacture and use of the Product which is considered to be confidential and proprietary to Gilead including information previously disclosed to Fujisawa.

1.

2.4 “Cost Savings”. “Cost Savings” shall have the meaning given to it in Paragraph 4.3(a).

2.5 “Fujisawa Territories”. “Fujisawa Territories” shall mean Canada.

2.6 “GMP Standards”. “GMP Standards” shall have the meaning accorded to it in Paragraph 3.2 hereof.

2.7 “Non-clinical Research Activities”. “Non-clinical Research Activities” shall mean research activities specifically required by regulatory agencies to satisfy regulatory requirements that is not clinical testing.

2.8 “Partnership” and “Partnership Agreement”. “Partnership” and “Partnership Agreement” shall mean that certain Lyphomed-Vestar Partnership Agreement dated March 6, 1987 as amended October 9, 1989 by and between Fujisawa, as assignee of Fujisawa USA (“FUSA”) and FUSA as successor to Lyphomed, Inc., and Gilead, as successor to NeXstar Pharmaceuticals, Inc. (“NeXstar”) and NeXstar as successor VESTAR, which agreement is further described in Paragraph 12 hereunder.

2.9 “Pre-Commercialization Activities”. “Pre-commercialization Activities” shall include but not be limited to Phase 1, 11 and III Clinical Testing and any other such activities deemed necessary by government regulatory bodies other than Non-clinical Research Activities.

2.10 “Presentation”. “Presentation” shall mean each variation in a Product that would be sufficiently significant to require a separate product code in the United States.

2.11 “Primary Seller”. “Primary Seller” shall mean the entity first selling to an entity that is not a division, subsidiary or affiliate of Fujisawa or a Fujisawa licensee or sublicensee.

2.12 “Product”. “Product” shall mean Gilead’s form of liposome-encapsulated Amphotericin B, which is sold under the registered trademark “AmBisome” and is described in Appendix C.

2.13 “Standard Cost/Unit”. “Standard Cost/Unit” shall mean Gilead’s costs of manufacturing the Product, including Amphotericin B and all other direct materials, labor, quality control and freight costs as well as manufacturing overhead and other general and administrative costs directly associated with the manufacturing of the Product, allocated according to generally accepted accounting principles (“GAAP”); provided, however, that general and administrative expenses will not include any expenses not directly related to the day-to-day management of Gilead’s business. During 1991, Gilead’s cost/unit is projected to be [ * ] per vial. The parties agree that this figure will be used in lieu of the Standard Cost/Unit for 1991 and that the Standard Cost/Unit will not be greater than [ * ] per vial in 1992. For each subsequent calendar year, the Standard Cost/Unit will be the actual cost/unit experienced by Gilead in the twelve (12) months ended December 31 of the immediately preceding year; provided, however, that in the event a mid-year pricing review is requested pursuant to Paragraph 4.6, then for the second half of the then current calendar year the Standard Cost/Unit will be the actual cost/unit experienced by Gilead in the six (6) months ended June 30 of the then current year.

If the Product were to be sold in more than one Presentation then a separate Standard Cost/Unit would be calculated for each Presentation.

2.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

2.14 “Gilead Patents”. “Gilead Patents” shall mean those patents listed in Appendix A and shall include rights and interests formerly held by the Partnership and assigned to Gilead pursuant to the Termination Agreement.

2.15 “Gilead Price”. “Gilead Price” shall mean the price charged by Gilead to Fujisawa for the Product and shall be determined as provided in Paragraph 4.3 hereof.

2.16 “Gilead Technology”. “Gilead Technology” shall mean that technology described in Appendix B and shall include rights and interests formerly held by the Partnership and assigned to Gilead pursuant to the Termination Agreement.

2.17 “Gilead Territories”. “Gilead Territories” shall mean all areas of the world that are not Fujisawa Territories or the Co-Promotion Territory.

2.18 “Gilead Trademark”. “Gilead Trademark” means registrations and applications identified in Appendix D.

2.19 “Weighted Average In-Market Price”. “Weighted Average In-Market Price” shall mean the total Net Revenues (as hereinafter defined) from the sale of the Product by Primary Sellers in United States Dollars divided by the total number of units sold (net units). The term ‘Net Revenues’ as used in this Paragraph 2.19 means gross revenues derived from the sale of the Product in finished package form sold by Fujisawa and its affiliates, less the Standard Cost/Unit paid by Fujisawa to Gilead, all normal and customary trade and quantity discounts and customary allowances granted to purchasers of the Product, government and Medicaid rebates pursuant to agreements with government regulatory authorities, administrative fees to managed health care organizations that are not affiliated with Fujisawa or its affiliates or licensees (including but not limited to Group Purchasing Organizations and HMO’s), chargebacks and reporting rebates paid to wholesalers and other distributors, returns, recalls, free replacements actually granted to such purchasers; less freight expenses for shipping finished product to such purchasers at actual and/or average Fujisawa rates; and less excise and value added taxes applicable to sales of the Product in finished package form which Fujisawa has to pay or absorb on such sales. The total Net Revenues in local currency will be converted to United States Dollars on the basis of the midpoint between the buying and selling exchange rates at the close of business as set forth in the Wall Street Journal on the last business day of the month in which such sales took place.

An example of such a calculation would be:

	Units	X	Average Price/Unit in Dollars	=	Sales

Seller 1	1,000	X	210	=		210,000

Seller 2	500	X	180	=		90,0000

Total:	1,500					300,000

Weighted	=	Total Net	=	300,000/1,500	=$	200
Average In-		Revenues in $

Market Price		Total Net Units

3.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

If the Product were to be sold in more than one Presentation, then a separate Weighted Average In-Market Price would he calculated for each Presentation.

For the first calendar year in which Fujisawa sells the Product, the Weighted Average In-Market Price shall be an estimate agreed upon in good faith by the parties. For each subsequent calendar year, the Weighted Average In-Market Price shall be the actual figure obtained by the calculation method described above for Fujisawa’s sales of the Product during the twelve (12) month period ended December 31 of the immediately preceding year; provided, however, that in the event a mid-year pricing review is requested pursuant to Paragraph 4.6 then for the second half of the then current calendar year the calculations shall be based on Fujisawa’s sales of the Product during the six (6) month period ended March 31 of the then current year.

2.20 “Co-Promotion Territory”. “Co-Promotion Territory” shall mean the United States of America.

III. SUPPLY OF PRODUCT

3.1 Fujisawa’s Requirements. No later than the first business day of each calendar quarter, Fujisawa will advise Gilead of its requirements of Product for each of the fifteen (15) months beginning with the first month of the next calendar quarter, i.e., for the fourth through the twenty-first months in the future. These requirements will be in numbers of vials in each Presentation and will be used by Gilead to plan production. The first three (3) months of such requirements will constitute a minimum firm order, and the remaining twelve (12) months will constitute a non-binding forecast. Gilead shall be obligated to provide Fujisawa with the quantity of each such minimum firm order plus up to twenty-five percent (25%) additional if requested by Fujisawa prior to the beginning of the quarter involved; provided, however, that Gilead will not be required to supply in any quarter quantities that exceed fifty percent (50%) and seventy-five percent (75%), respectively, of the amounts contained in Fujisawa’s most recent and next most recent non-binding forecasts for that quarter.

Should Fujisawa request additional Product in excess of what Gilead is obligated to provide, Gilead will endeavor to accommodate the request but is not obligated to do so.

3.2 Gilead’s Standards. Gilead warrants that its obligations hereunder shall be performed in full compliance with all applicable U.S., state and local laws and regulations, including, without limitation, all current Good Manufacturing Standards (“GMP Standards”) and all regulations of the U.S. Food and Drug Administration. Gilead further warrants that (i) the Product sold hereunder shall be free from defects in material and workmanship; (ii) all Product and all packaging materials which come in contact with the Product will not, at the time of delivery, be adulterated or contaminated, within the meaning of all applicable U.S., state and local laws and regulations; (iii) it has full right to manufacture and sell the Product, including without limitation all necessary licenses and government approvals; (iv) the Product shall meet such specifications included in Appendix C hereto; and (v) the Product shall, as applicable, meet all requirements of any other governmental body in countries where the Product is approved for sale and shall in all instances be manufactured in accordance with current Good Manufacturing Practices. Gilead DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Gilead agrees that its warranties contained herein shall be extended by Fujisawa to its customers.

4.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.3 Nonconforming Product. In the event any shipment of Product from Gilead to Fujisawa or its designee fails to meet the specifications as described in the attached Appendix C or fails to meet the specifications or standards approved by the U.S. Food and Drug Administration, if the Product is to be sold in the Co-Promotion Territory, or by the equivalent regulatory authorities in Canada, if the Product is to be sold in Canada, Gilead agrees to replace such shipment at its expense, including charges incurred by Fujisawa or its designee for freight and customs clearance, if applicable. Fujisawa or its designee, at Gilead’s option, shall return any such rejected shipment to Gilead at Gilead’s expense, or dispose of such rejected shipment in an approved manner at Gilead’s expense.

3.4 Bulk Vials. Gilead will supply Product to Fujisawa in labeled, finished vials proper for sale in the Fujisawa Territories and the Co-Promotion Territory accompanied by a Certificate of Analysis.

IV. TERMS OF PURCHASE

4.1 Prices. All prices described hereunder will be direct pricing in U.S. dollars to Fujisawa payable by Fujisawa F.O.B. Gilead’s Product manufacturing facility located nearest to the destination of shipment.

4.2 Price of Product.

(a) Except as provided in Section 4.3 of this Agreement or subsection 4.2(b) below, Fujisawa shall pay to Gilead the Standard Cost/Unit for all Product purchased by Fujisawa under this Agreement, regardless of the intended use for such Product; provided that by March 31 of each year, either Gilead or Fujisawa, as the case may be, shall pay to the other party the “Year-End Adjustment” (as defined in Section 4.8).

(b) Gilead agrees to supply 1,000 vials of Product to Fujisawa for use in Non-Clinical Research Activities at a price equal to one-half the Standard Cost/Unit.

4.3 Price of Product for Commercial Sale in Canada. The parties acknowledge and agree that, with respect to Product purchased by Fujisawa from Gilead for commercial sale in Canada, Fujisawa shall pay the Gilead Price, which shall be calculated as follows:

(a) subject to Subparagraphs 4.3(b) and 4.3(c) below, the Gilead Price will be [ * ] of Gilead’s Standard Cost/Unit plus [ * ] of the “Cost Savings”. The term “Cost Savings” shall be defined as [ * ] of the amount by which the Constant determined pursuant to Paragraph 4.3(d) below exceeds the Standard Cost/Unit. The formula for a calculation under this Paragraph 4.3(a) is:

[ * ]

(b) the Gilead Price will not exceed [ * ] of the Weighted Average In-Market Price unless such limitation would cause the Gilead Price to be below Gilead’s Standard Cost/Unit, in which case the Gilead Price will be Gilead’s Standard Cost/Unit.

5.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(c) notwithstanding Paragraph 4. 3 (a), if approval of the Canadian equivalent of an NDA in Canada (a “Canadian NDA”) occurs prior to eighteen (18) months from August 9, 1991, the Gilead Price for the next twelve (12) months will be [ * ] of Gilead’s Standard Cost/Unit plus [ * ] of the Cost Savings, and the limitations in Paragraph 4.3(b) will not apply. Notwithstanding Paragraph 11.1 below, prior to approval of the Canadian NDA, Gilead may continue to make sales in Canada on a special license or compassionate use basis and may retain the proceeds thereof.

(d) the Constant referred to in Subparagraph 4.3(a) will be determined as follows: (i) until the end of the year in which occurs (the “Approval Year”) the earlier of U.S. approval of an NDA on the Product or Japanese approval of the equivalent (the “Approval Year-End”) , the Constant will be [ * ]; (ii) for the five years after the Approval Year-End the Constant will be the Standard Cost/Unit in the twelve months ended September 30 of the Approval Year; and (iii) for each five year period thereafter the Constant will be the Standard Cost/Unit in the twelve months ended September 30 of the last year in the prior five year period.

4.4 Payment Terms. Fujisawa hereby agrees that it will pay the amount due in respect to each month’s order from Gilead within thirty (30) days after delivery of Product and invoice.

4.5 Records and Inspection Rights.

(a) Gilead hereby agrees to keep, and to cause its affiliates, licensees and sublicensees; to keep, accurate records in sufficient detail to enable Fujisawa to verify the accuracy of the calculation of Standard Cost-/Unit. Gilead further agrees to permit, upon the request of Fujisawa, a representative or agent of Fujisawa to review the aforementioned records of Gilead and its affiliates during normal business hours.

(b) Fujisawa hereby agrees to keep, and to cause its affiliates, licensees and sublicensees to keep, accurate records in sufficient detail to enable Gilead to determine the amounts payable pursuant to Paragraphs 4.3 above and 5.4 below, including information about whether Product purchased was used for Pre-Commercial Activities or resale. Fujisawa further agrees that it shall provide, and that it shall contractually obligate its affiliates, licensees and sublicensees to provide, the information required to calculate the correct Weighted Average In-Market Price. Fujisawa further agrees to permit, upon the request of Gilead, a representative or agent of Gilead to review the aforementioned records of Fujisawa and its affiliates during normal business hours in order to verify the accuracy of the payments made or payable to Gilead pursuant to Paragraph 4.3 above.

(c) All reviews conducted under this Paragraph 4.5 shall be performed either by the party requesting such review or by an independent third party at the expense of the party requesting the review.

4.6 Establishing Prices. The parties agree that by February 15 of each year, Gilead will notify Fujisawa of the Standard Cost/Unit and Fujisawa will notify Gilead of the Weighted Average In-Market Price, to be used for the remainder of the year, through February 15 of the following year. If Gilead’s actual cost/unit has risen or declined by [ * ] or more on average, as compared to the Standard Cost/Unit then in effect, or if Fujisawa’s actual in-market prices have risen or declined by [ * ] or more on average, as compared to the current Weighted Average In-Market Price, then Gilead or Fujisawa (as the case may be) may by June 1 of any year request a mid-year pricing review and revised Standard Cost/Unit and Weighted Average In-Market Prices will then be used for the period July 1 through December 31 of that year.

6.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

4.7 Shipment for Sales in Canada. As long as the Product is approved in any Gilead Territory in the European Economic Community (the “EEC”) and until the Product is approved for sale in the United States, Gilead shall ship any Product purchased by Fujisawa for sale in Canada from a Gilead Territory in the EEC of Gilead’s choice in which the Product is approved for sale; provided, that Fujisawa notifies Gilead at the time it purchases the Product that the Product will be sold in Canada. Fujisawa shall pay all additional costs incurred by Gilead which result from Gilead shipping the Product from a Gilead Territory in the EEC in which the Product is approved for sale and not directly from Gilead’s primary manufacturing facility, including-but not limited to additional costs of shipping, insurance, duties and taxes.

4.8 Year End Adjustment. By March 15 of each calendar year, Gilead shall calculate Gilead’s actual costs of manufacturing the Product for the immediately preceding calendar year, calculated and allocated according to generally accepting accounting principles (the “Actual Cost/Unit”), Gilead shall also calculate by March 15 of each calendar year (a) the amount Fujisawa would have paid Gilead under this Agreement for all Product purchased by Fujisawa from Gilead in the immediately preceding calendar year at a price equal to the Actual Cost/Unit for such year (the “Actual Total Cost”) and (b) the amount Fujisawa actually paid Gilead under this Agreement for all Product purchased by Fujisawa in the immediately preceding calendar year using the Standard Cost/Unit in effect at the time of purchase (the “Amount Paid by Fujisawa”). Fujisawa shall have the right to review all calculations made by Gilead.

If the Amount Paid by Fujisawa is greater than the Actual Total Cost, then Gilead shall pay Fujisawa by March 31 the difference between the Amount Paid by Fujisawa and the Actual Total Cost. If the Actual Total Cost is greater than the Amount Paid by Fujisawa, then Fujisawa shall pay Gilead by March 31 the difference between the Actual Total Cost and the Amount Paid by Fujisawa. The obligation of either party to make a payment to the other party under this Section 4.8 shall be suspended if disputed in good faith, provided that once any such dispute is resolved, the agreed amount shall be paid by the appropriate party.

V. DEFAULT/GRANT OF LICENSE

5.1 Gilead Default/Grant of License. Gilead hereby acknowledges and agrees that if, while this Agreement is in effect, (i) Gilead so elects by written notice to Fujisawa or, (ii) it defaults on its obligations under paragraphs 3.1 and 3.2 above and fails to cure such default within ninety (90) days after receipt of written notice from Fujisawa setting forth the basis of such default, Fujisawa shall automatically receive, and shall be deemed to have received hereunder, a royalty-free, nonexclusive, non-transferable license without right of sublicense (subject to paragraph 5.4 hereof) to practice Gilead Patents and Gilead Technology to manufacture Product for Pre-Commercialization Activities and commercialization of Product in the Fujisawa Territories or the Co-Promotion Territory. In the event that Gilead makes the election provided for in Subparagraph 5.1(i) above, its obligations under Paragraph 3.1 shall terminate one year later.

5.2 Disclosure of Gilead Technology. Gilead acknowledges and agrees that following any receipt by Fujisawa of a license pursuant to and in accordance with the provisions of Paragraph 5.1 above, it shall promptly disclose to Fujisawa all Gilead Technology which may be necessary for the manufacture and use of Product.

7.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.3 Warranty. Gilead hereby warrants to Fujisawa that it has not entered into, and will not enter into during the term of this Agreement, any agreement with any third party which would conflict with the license which Fujisawa would receive under Paragraph 5.1 above in the event of a default.

5.4 Obligations. In the event of a default under Paragraph 5.1, Fujisawa agrees to pay Gilead quarterly an amount equal to [ * ] of the Weighted Average In-market Price on products manufactured by Fujisawa. In the event that Fujisawa is [ * ], the amount paid to Gilead shall be [ * ]. Any payments to Gilead made under this Paragraph 5.4 shall continue until the expiration of the last to expire of any patents in the United States of America or Japan that cover the manufacture, use or sale of Product.

VI. CONFIDENTIAL STATUS/PROTECTION OF TECHNOLOGY

6.1 Confidence Obligations. Except as otherwise specifically provided herein, for a period of ten (10) years from the date of disclosure, each party will treat as confidential and not disclose to others all Confidential Information of the other party that is disclosed to it by the other party in connection with the performance of this Agreement.

6.2 Use of Proprietary information. Except as otherwise specifically provided for herein, for a period of ten (10) years from the date of disclosure, all Confidential Information which is disclosed hereunder shall be used by the receiving party solely for the purposes of furthering the objectives of this Agreement.

6.3 Oral Disclosure. Oral disclosures by the parties, if reduced to writing within thirty (30) days of disclosure and submitted to the other party in accordance with Paragraph 6.1 or 6.2 hereof, will be deemed confidential.

6.4 Exceptions. The commitments of Paragraphs 6.1, 6.2 and 6.3 hereof shall not extend to any information which:

(a) was known to the receiving party prior to the disclosure thereof by the disclosing party, as evidenced by written records kept in the normal course of business; or

(b) is or shall become, other than by act or omission on the part of the receiving party, known to the public; or

(c) shall be made available to the receiving party by a third party lawfully in possession of same and having the right to disclose the same, such right being evidenced by a writing.

6.5 Disclosure To Government and Under Court Order. Notwithstanding the provisions of this Article VI, each party shall have the right, upon reasonable notice to the other party, to disclose to governmental agencies such Confidential Information as is required to comply with regulatory requirements. Either party will have the right to disclose Confidential Information as required by court order provided that no Confidential Information of the other party will be so disclosed without giving the other party reasonable notice and an opportunity to seek a protective order.

8.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

6.6 Publicity. Neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to holders of publicly owned stock, or otherwise, relating to the terms of this Agreement, to any amendment thereto or the existence of an arrangement between the parties without the prior written approval of other party; provided, however, that such approval will not be unreasonably withheld; and provided further, that each party may make such disclosures to the public as are, in the reasonable opinion of its counsel, necessary to comply fully with the applicable law.

VII. TERM/TERMINATION

7.1 Term. The parties hereby agree that, subject to the early termination provisions set forth in Paragraph 7.2 below, this Agreement shall terminate upon the expiration of the last to expire of any patents in the United States of America that cover the manufacture, use or sale of Product.

7.2 Early Termination. The parties agree that this Agreement may be terminated as follows:

(a) Either party shall have cause for termination if the other party breaches any material obligation under this Agreement and fails to cure such breach within ninety (90) days after receipt of written notice from the terminating party which sets forth the basis of such breach and the terminating party’s express intent to terminate the Agreement under this Paragraph 7.2 due to such breach. In the event-the defaulting party shall not have cured its material breach hereof to the reasonable satisfaction of the other party within such ninety (90) day period this Agreement shall terminate automatically without further action by the parties.

(b) Fujisawa may terminate this Agreement in the event that, in its reasonable opinion, the results of preclinical or clinical tests of the Product shall render the commercialization of the Product impracticable or impossible. Termination under this Paragraph 7.2(b) may be effected by Fujisawa’s giving not less than thirty (30) days written notice to Gilead.

7.3 Effect of Termination. The parties agree that upon termination of this Agreement, the following terms shall apply: (a) Fujisawa shall be obligated to pay Gilead any and all amounts becoming due to Gilead under this Agreement prior to the termination hereof; and (b) the parties’ respective obligations under Article VI above shall survive. In addition, in the case of termination under Paragraph 7. 2 (a) hereof because of the default by Gilead under Paragraph 3.1, the provisions of Article V hereof shall apply and Gilead’s audit rights under Paragraph 4.5(b) shall survive with respect to Gilead’s royalty rights under Paragraph 5.4.

VIII. RIGHTS ON TERMINATION

8.1 Prior Obligations. Any termination of this Agreement, as provided herein, shall not relieve either party of any obligation arising hereunder prior to such termination.

8.2 Trademark Assignment. If this Agreement is terminated pursuant to Paragraph 7.1 upon the expiration of the last to expire of any patents in the United States of America that cover the manufacture, use or sale of the Product, the Canadian trademark registration identified in Appendix D will be assigned to Fujisawa by Gilead. Thereafter, Gilead will not market the Product in any country in the Fujisawa Territories in which Fujisawa continues to market the Product using the Gilead Trademark, and Fujisawa will not market the Product in any country in the Gilead Territories in which Gilead

9.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

continues to market the Product using the Gilead Trademark. Upon termination of this Agreement pursuant to Paragraph 7.1 hereof, Fujisawa and Gilead shall continue to co-promote the Product in the Co-Promotion Territory for as long as it is mutually agreeable to Fujisawa and Gilead, using the U.S. trademark for the Product.

8.3 Royalty to Fujisawa. In the event that Fujisawa’s rights with respect to the Fujisawa Territories or the Co-Promotion Territory end by reason of Fujisawa’s action under Paragraph 7.2(b) or a default by Fujisawa that leads to termination of this Agreement, Gilead agrees to pay a royalty to Fujisawa of [ * ] of Gilead’s Net Revenues from the sale of the Product in the former Fujisawa Territories or the Co-Promotion Territory. This obligation shall continue until the last to expire of any patents in the United States of America or Japan that cover the manufacture, use or sale of the Product. Fujisawa’s audit rights under Paragraph 4.5(a) will survive with respect to such royalty.

8.4 Royalty Payment to Fujisawa with respect to certain Territories. Gilead shall pay a royalty to Fujisawa of [ * ] of Gilead’s Net Revenues from the sale of the Product in Japan, Korea, Taiwan, The People’s Republic of China, India, Pakistan, Bangladesh, the Philippines, Indonesia, New Guinea, Western Samoa, New Caledonia, Bora Bora, Tahiti, Fiji, Tonga, the Marshall Islands, the Gilbert Islands, the Solomon Islands, the Archipelago Islands, and Canada if it becomes a Gilead Territory pursuant to the last sentence of Section 14.1 of this Agreement (the “Royalty Countries”). For purposes of this Section 8.4, ‘Net Revenues’ shall mean gross revenues derived from the sale of the Product in finished package form sold by Gilead and its affiliates less Standard Cost/Unit for all such Product, all normal and customary trade and quantity discounts and customary allowances granted to purchasers of the Product, Medicaid or similar rebates pursuant to agreements with government regulatory authorities, administrative fees to managed health care organizations that are not affiliated with Gilead or its affiliates or licensees (including but not limited to Group Purchasing Organizations and HMO’s), chargebacks and reporting rebates paid to wholesalers and other distributors, returns, recalls, free replacements actually granted to such purchasers; less freight expenses for shipping finished product to such purchasers at actual and/or average Gilead rates; and less excise and value added taxes applicable to sales of the Product in finished package form which Gilead has to pay or absorb on such sales. Gilead hereby agrees that it will pay such royalty in U.S. dollars within sixty (60) days after the end of each quarter. If sales of the Product in any of the Royalty Countries are made in currencies other than U.S. dollars, the royalty amount with respect to such Royalty Country shall be computed in U.S. dollars based on the amount of net Revenues in U.S. dollars recorded by Gilead on its financial statements on a consistent basis. The obligations under this Section 8.4 shall continue until the last to expire of any patents in the United States of America or Japan that cover the manufacture, use or sale of the Product. Fujisawa’s audit rights under Paragraph 4.5(a) shall apply to all royalty payments under this Section 8.4.

8.5 Obligation of Gilead to Supply the Product. In the event that the parties do not continue to co-promote the Product in the Co-Promotion Territory after this Agreement is terminated pursuant to Paragraph 7.1 and Fujisawa desires to continue to market the Product in the Co-Promotion Territory, then Gilead agrees to supply the Product to Fujisawa at the Gilead Price for as long as Fujisawa continues to market and sell the Product in the Co-Promotion Territory. Upon termination of the Agreement pursuant to Paragraph 7.1, if Fujisawa continues to market the Product using the Gilead Trademark in the Fujisawa Territories, then Gilead agrees to supply the Product to Fujisawa at the Gilead Price for as long as Fujisawa continues to market and sell the Product in the Fujisawa Territories.

10.

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IX. FORCE MAJEURE

9.1 Obligations Excused. Each party’s obligations hereunder shall be excused by strikes, riots, war, invasion, acts of God, fire, explosion, floods, earthquake, delay of carrier, delay of construction, shortages or failures in the supply of material, acts of government agencies or instrumentalities, judicial action, and other contingencies beyond the reasonable control of the party to be excused. In any such event, Gilead will make reasonable efforts to fulfill Fujisawa’s requirements for, and Fujisawa will make reasonable efforts to take delivery of, the Product as defined herein. If for any of the reasons set forth above, Gilead shall be unable to deliver any of the agreed upon quantities of the Product to Fujisawa when due, Gilead shall immediately notify Fujisawa of such inability and of the period for which such inability is expected to continue. If for any of the reasons set forth above, Fujisawa shall be unable to accept delivery of any of the agreed upon quantities of the Product when due, Fujisawa shall immediately notify Gilead of such inability and of the period for which such inability is expected to continue.

X. GROSS INEQUITIES

It is the further intent of the parties hereto that they shall mutually benefit from the terms, conditions and provisions of this Agreement, and in the event that either party shall suffer a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, the parties shall negotiate in good faith to resolve or remove such inequity. It is mutually and agreed, however, that nothing herein shall be construed to relieve either party of any of its obligations under this Agreement. The parties further agree that, other than such inequities, neither party shall assert or cause to be asserted in any suit, action, proceeding or other adjudication that any of the terms, conditions, or provisions of this Agreement are or will be unenforceable, unjust, unreasonable, unreasonably discriminatory, preferential or prejudicial, or otherwise in violation of any provision of any statute or any applicable rule thereof.

XI. PATENT & TRADEMARK LICENSE

11.1 Grant of Patent License. Gilead hereby grants to Fujisawa a fully paid, royalty-free, exclusive license under Gilead Patents and Gilead Technology to use and sell the Product for consumption in the Fujisawa Territories. This license shall not restrict Gilead’s right to license or use the Gilead Patents and Gilead Technology for other purposes or in other Territories. Gilead warrants that it owns the Gilead Patents and Gilead Technology.

11.2 Sublicense. Fujisawa has the right to sublicense Gilead Patents and Gilead Technology solely for the use and sale of the Product for consumption in the Fujisawa Territories.

11.3 Improvements and Discoveries. If prior to the execution of the Termination Agreement or thereafter, Gilead applies for a patent in the Territories covering an improvement in the Product, Gilead shall automatically grant Fujisawa a license in the Fujisawa Territories under such patents to the extent of the license granted in Paragraph 11.1 hereof. All such Gilead patents to which Fujisawa obtains licenses shall be added to Appendix A hereof and should be considered to be included in the definition of Gilead Patents for all purposes of this Agreement.

11.4 Patent Infringement Indemnity. Gilead shall indemnify, defend and hold harmless Fujisawa against any claims, actions or proceedings by any third parties that the use of the Product in the

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intravenous treatment of fungal infections in the United States of America infringes any patents held or licensed by such third party. Fujisawa must notify Gilead within 15 business days of any such claims, actions or proceedings and agrees to cooperate with Gilead in the defense thereof. This indemnity shall terminate two years after the termination of this Agreement.

11.5 Trademark License. Gilead hereby grants to Fujisawa an exclusive license and right to use the Gilead Trademark identified in the Appendix D attached hereto, (which, may be added to from time to time) , on the Products solely in the Fujisawa Territories and subject to the terms and conditions of this Agreement. Gilead hereby grants to Fujisawa a non-exclusive license and right to use the United States trademark registration identified in Appendix D (which may be added to from time to time) on Product sold in the Co-Promotion Territory and subject to the terms and conditions of this Agreement. Fujisawa agrees that it will sell the Product under the Gilead Trademark in any country in the Fujisawa Territories or in the Co-Promotion Territory where such trademark can lawfully be adopted by Fujisawa and registered by Gilead.

11.6 Trademark Maintenance. Gilead agrees to seek, maintain and renew the Gilead Trademark, as appropriate, in the Fujisawa Territories and in the Co-Promotion Territory.

11.7 Trademark Infringement. In the event that Fujisawa learns of any infringement or threatened infringement of the Gilead Trademark in the Fujisawa Territories or the Co-Promotion Territory or that any third party alleges or claims in the Fujisawa Territories or the Co-Promotion Territory that the Gilead Trademark is liable to deception or confusion to the public, or is liable to dilute or infringe any right, Fujisawa shall notify Gilead giving particulars thereof. Fujisawa may enforce the Gilead Trademark against any such infringement and has the right to defend any such allegation or claim at its own expense. Gilead shall have the right to assist in any such enforcement or defense or to assume it if Fujisawa declines to do so, in either case at Gilead’s own expense. Gilead shall have no duty to defend or indemnify Fujisawa in any such matter. Each party will bear its own expenses in any such matter, and any recovery will be prorated according to funds expended.

11.8 Third Party Patents & Trademarks. No proceedings have been instituted or are pending or threatened which challenge the validity or the ownership by Gilead of the Gilead Patents. Furthermore, there are no licenses, grants or other authorizations or rights to use any trademarks, patents and applications or any other technical know-how or proprietary rights of Gilead with respect to the Product in the Fujisawa Territories or in the Co-Promotion Territory.

XII. TERMINATION OF PARTNERSHIP AGREEMENT

12.1 Termination. The Partnership Agreement is hereby terminated. The Partnership is hereby wound up, dissolved, and terminated. All rights of the Partnership to patents, patent applications, know-how and technology are hereby assigned to Gilead.

XIII. INDEMNITY AND INSURANCE

13.1 Indemnification by Fujisawa. Fujisawa agrees that it will indemnify, defend and hold harmless Gilead from and against any liability damage, loss and/or expense (including without limitation, all attorneys fees and expenses of litigation) incurred by or imposed upon Gilead which arise from, relate to and/or are in connection with any suit, action, claim, demand or judgement: (i) arising out of the untruth, inaccuracy or any breach of any representation, warranty, agreement, term, condition or

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covenant made by Fujisawa in this Agreement (and/or any amendment thereto) and/or any Exhibit, Appendix thereof (and/or any amendment thereto); (ii) arising out of the sale of distribution of the Product by Fujisawa; and/or (iii) any breach of its obligations under the agreement with the CRO administering the Program as defined in paragraph 14.1 (a) (iv). Notwithstanding the foregoing, Fujisawa shall have no obligation to indemnify, defend and hold harmless Gilead pursuant to this Paragraph 13.1, if any such liability, damage, loss and/or expense is a result of Gilead’s negligent acts or omissions. Fujisawa’s obligation under this Paragraph 13.1 shall survive termination or expiration of this Agreement for as long as Fujisawa continues to distribute the Product (and/or any Presentation) and for a period of five years thereafter.

13.2 Indemnification by Gilead. In addition to its obligation under Paragraph 11.4 of this Agreement, Gilead agrees that it will indemnify, defend and hold harmless Fujisawa from and against any and all liability, damage, loss and/or expense (including with out limitation, all attorneys fees and expenses of litigation) incurred by or imposed on Fujisawa which arise from, relate to and/or are in connection with any suit, action, claim, demand or judgement; (i) arising out of the untruth, inaccuracy or any breach of any representation, warranty, agreement, term, condition or covenant made by Gilead in this Agreement (and/or any amendment hereto) and/or any Exhibit, Appendix thereof (and/or amendment thereto); (ii) arising out of Gilead and/or any affiliated or related entity conducting clinical trials or research under Fujisawa’s Investigational New Drug Application; (iii) arising out of the manufacture, distribution, supply or sale of the Product and/or any of the Presentations, regardless of whether such Product or Presentations were used for research (including without limitation the Program, clinical trials, emergency drug use programs, compassionate use programs or equivalent type programs) or commercial purposes; and/or (iv) breach of any of Gilead’s obligations under this Agreement with the CRO for the Program. Notwithstanding the foregoing, Gilead shall have no obligation to indemnify, defend and hold Fujisawa harmless pursuant to this paragraph 13.2 if any such liability, damage, loss and/or expense is a result of Fujisawa’s negligent acts or omissions. Gilead’s obligations under this Paragraph 13.2 shall survive termination or expiration of this Agreement for as long as the Product (and/or any Presentation) is supplied for research purposes, commercially sold or distributed in the United States or Canada and for a period of five years thereafter.

13.3 Insurance.

(a) Gilead shall purchase and maintain the following insurance at its own expense for as long as the Product (and/or any Presentation) is supplied for research purposes, commercially sold or distributed in the United States or Canada, and for a period of five years thereafter: (i) Commercial General Liability Insurance including Blanket Contractual Liability and Personal Injury and Advertising Liability with limits of liability of not less than [ * ] per occuffence/[ * ] aggregate; (ii) Products Liability/Clinical Studies Liabiltiy Insurance including Broad Form Vendors Coverage in favor of Fujisawa having limits of liability of not less than [ * ] per occurrence /[ * ] aggregate; and (iii) Worker’s Compensation Insurance with limits satisfactory to statutory laws and Employer’s Liability Insurance with limits of liability of not less than [ * ] per occurrence.

(b) Fujisawa shall purchase and maintain the following insurance at its own expense during the term of this Agreement and thereafter for as long as Fujisawa continues to distribute the Product, and for an additional period of five years thereafter: (i) Commercial General Liability Insurance including Blanket Contractual Liability and Personal Injury and Advertising Liability with limits of liability of not less than [ * ] per occurrence/[ * ] aggregate; (ii) Products Liability/Clinical Studies Liability Insurance

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having limits of liability of not less than [ * ] per occurrence/[ * ] aggregate; and (iii) Worker’s Compensation Insurance with limits satisfactory to statutory laws and Employer’s Liability Insurance with limits of liability of not less than [ * ] per occurrence.

(c) Each party shall furnish Certificates of Insurance to the other upon written request.

XIV. MISCELLANEOUS

14.1 Product Development and Commercialization in the Co-Promotion Territory.

(a) Clinical and Regulatory Matters. The parties agree as follows with respect to clinical and regulatory matters for the Product in the Co-Promotion Territory:

(i) Fujisawa will have primary regulatory responsibility for the Product in the Co-Promotion Territory. Gilead may conduct clinical trials of AmBisome in the Co-Promotion Territory as set forth in this Agreement. Any clinical trials of AmBisome conducted by Gilead in the Co-Promotion Territory will be performed under the Fujisawa AmBisome Investigational New Drug Application, and Fujisawa will hold any New Drug Application that will result from clinical trials of the Product in the Co-Promotion Territory.

(ii) Fujisawa will have primary responsibility for the conduct of clinical trials in the Co-Promotion Territory of Product for the indications of Fever of Unknown Origin and Cryptoccocal Meningitis.

(iii) Gilead will have primary responsibility for the conduct of clinical trials in the Co-Promotion Territory of Product for the indication of Histoplasmosis. Gilead will use its best efforts to begin such clinical trials by the third quarter of 1995. Prior to the commencement of any such clinical trial, Fujisawa and Gilead agree to meet with the U.S. Food and Drug Administration (“FDA”) together to review the design of the trial. Gilead will be responsible for: (1) the presentation of data resulting from such clinical trials for all purposes, including in publications and to the FDA as part of a joint presentation with Fujisawa, and (2) the final written reports of the clinical studies.

(iv) Fujisawa shall conduct a compassionate use program (the “Program”) for the Product in the United States. The parties agree that: (A) Fujisawa shall prepare and develop the Protocol for the Program, in consultation with Gilead-4 (B) Fujisawa shall engage a Contract Research Organization (“CRO”), in consultation with Gilead which CRO will manage the day-to-day operations of the Program according to such Protocol and under Fujisawa’s direction, (C) Fujisawa shall prepare and negotiate, in consultation with Gilead, a written agreement between the CRO, Gilead and Fujisawa, outlining the responsibilities of each party; and (D) as the Program will be conducted under Fujisawa’s Investigational New Drug Application, any data information or discoveries resulting from and/or arising from the Program shall belong solely and exclusively to Fujisawa. The parties further agree that Gilead shall, at its cost and expense (and without charge to Fujisawa): (A) supply all required quantities of the Product for the Program, and (b) pay any and all costs and expenses associated with engaging the CRO to conduct the Program.

(v) Fujisawa may audit, at its expense, any clinical trials conducted or managed by Gilead in the Co-Promotion Territory upon reasonable notice to Gilead. Gilead may audit, at its expense, any clinical trials conducted or managed by Fujisawa in the Co-Promotion Territory upon reasonable notice to Fujisawa.

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(vi) In any of the clinical trials referred to in subparagraphs 14. 1 (a) (i) through (v), the party having exclusive or primary responsibility for the conduct of the trial will attempt to retain ownership of any inventions made at the trial site in negotiations with the appropriate institution. If the institution will not conduct the trial under such circumstances, the party will attempt to obtain a right or option to obtain such ownership or an exclusive license on commercially reasonable terms. In the event the institution will not conduct the trial under the circumstances described in sentence two of this subsection, then the party will be free to decide whether to proceed with the trial without first obtaining such a right or option.

(b) Co-promotion in the United States. Upon FDA approval of the Product for sale in the Co-Promotion Territory, Fujisawa and Gilead will cooperate in the promotion of the Product in the Co-Promotion Territory, and the parties agree as follows:

(i) Fujisawa shall be responsible for the physical distribution of the Product in the Co-Promotion Territory at its cost and shall take all actions necessary at its cost for the timely physical distribution of the Product in the Co-Promotion Territory.

(ii) Fujisawa will be responsible for the production of marketing materials related to the Product. Fujisawa shall have the right to approve all marketing and promotional materials related to the Product for use in the Co-Promotion Territory.

(iii) Fujisawa shall invoice, or cause to be invoiced, purchasers of the Product, and shall be responsible for the collection of all amounts payable by third parties for the Product.

(iv) Gilead will support the Product with at least 10 medical science liaison sales persons, in addition to such individuals who will be involved with the promotion of other Gilead products, along with supporting infrastructure, to call on opinion leaders and provide technical support for the Product.

(v) Gilead and Fujisawa shall jointly promote the Product for sale in the Co-Promotion Territory. Each of Gilead and Fujisawa shall bear its own marketing and sales costs.

(vi) Fujisawa and Gilead will meet at least once each calendar quarter to discuss marketing and promotional materials related to the Product, marketing programs and the coordination of promotional activities.

(c) Payment by Fujisawa to Gilead for Sales in the United States. Fujisawa shall pay to Gilead [ * ] of the Gross Profits from sales of the Product in the Co Promotion Territory. “Gross Profits” shall mean gross revenues derived from the sale of the Product in finished package form sold by Fujisawa and its affiliates, less the Standard Cost/Unit paid by Fujisawa to Gilead for such Product, all normal and customary trade and quantity discounts and customary allowances granted to purchasers of the Product, Medicaid rebates pursuant to agreements with the Department of Health and Human Services, administrative fees to managed health care organizations that are not affiliated with Fujisawa or its affiliates or licensees (including but not limited to Group Purchasing Organizations and HMO’s), chargebacks and reporting rebates paid to wholesalers and other distributors, returns, recalls, free replacements actually granted to such purchasers; less freight expenses for shipping finished product to

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such purchasers at actual and/or average Fujisawa rates; and less excise and value added taxes applicable to sales of the Product in finished package form which Fujisawa has to pay or absorb on such sales.

Fujisawa shall pay the amount due to Gilead under this Section 14.1(c) within 60 days after the end of each calendar quarter. If, as the result of any litigation or dispute alleging that the manufacture, use or sale of the Product in the Co-Promotion Territory infringes any other patent rights, Gilead must pay royalties to such persons alleging such infringement, then the amount of such royalties shall be deducted from Gilead’s share of Gross Profits payable under this Section 14.1(c).

Fujisawa hereby agrees to keep accurate records in sufficient detail to enable Gilead to verify the accuracy of the calculation of Net Profits for a period of five years from the date of sale. Fujisawa further agrees to permit, upon the reasonable request of Gilead, a representative or agent of Gilead, reasonably acceptable to Fujisawa, to review the aforementioned records of Fujisawa during normal business hours, at Gilead’s expense.

(d) Year-End Adjustment to Gross Profits. By March 30 of each calendar year, Fujisawa shall calculate the amount Fujisawa would have paid Gilead under Section 14.1(c) of this Agreement using the Actual Cost/Unit of Product in the calculation of Gross Profits in place of the Standard/Cost Unit (the “Profits Owed”). Gilead shall have the right to review all calculations made by Fujisawa.

If the amount actually paid by Fujisawa to Gilead under Section 14.1(c) for the immediately preceding year (the “Profits Paid”) is greater than the Profits Owed Gilead, then Gilead shall pay Fujisawa by April 15 the difference between the Profits Paid and the Profits Owed Gilead. If the Profits Owed Gilead is greater than the Profits Paid by Fujisawa, then Fujisawa shall pay Gilead by April 15 the difference between the Profits Owed to Gilead and the Profits Paid by Fujisawa. The obligation of either party to make a payment to the other party under this Section 14.1(d) shall be suspended if disputed in good faith, provided that once any such dispute is resolved, the agreed amount shall be paid by the appropriate party.

(e) Certain Agreements with respect to Canada. Notwithstanding the foregoing, if Fujisawa has not sold any Product in Canada, either pursuant to the Canadian equivalent of an NDA or pursuant to Canada’s “Emergency Drug Release” program, by December 31, 1994, then the country of Canada shall automatically become a Gilead Territory.

14.2 Cooperation. The parties agree to cooperate with each other and share information concerning clinical, regulatory, marketing and other matters to the degree reasonable and appropriate to assist each other in fulfilling their responsibilities within their Territories. Gilead will provide Fujisawa with updated information and an analysis of data from all clinical trials conducted by Gilead. Fujisawa will provide Gilead with updated information and an ongoing analysis of data from all clinical trials conducted by Fujisawa in the United States and Canada.

Fujisawa and Gilead shall use commercially reasonable efforts to create and maintain a common computerized data base, accessible to both Fujisawa and Gilead, for all clinical trials related to the Product. The parties shall consult with each other in advance with regard to any significant changes in strategy in these areas. Notwithstanding the foregoing provisions of this Paragraph 14.2 the parties agree that, except as provided in Paragraphs 4.2(b) and 14.3, if one party wishes to use proprietary data

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of the other to make a regulatory filing appropriate compensation arrangements will be negotiated; provided, however that Gilead agrees to allow Fujisawa to use its research, development and clinical development data obtained for the registration of the Product in France for Fujisawa’s submission of the Product for approval by various regulatory agencies within the Fujisawa Territories.

14.3 Gilead Assistance to Fujisawa. Notwithstanding the provisions of Paragraph 14.2, Gilead will without charge provide its existing pharmacological, biological and clinical data to Fujisawa and will reasonably assist Fujisawa in understanding such data. Gilead will also file and maintain (but not disclose to Fujisawa) drug manufacturing master files and such other documents as are necessary in a form suitable for Fujisawa to obtain marketing approvals in the countries comprising the Fujisawa Territories and the Co-Promotion Territory. While Gilead will not charge Fujisawa for the foregoing services, if Fujisawa requires more extensive services from Gilead, then a price therefore will be negotiated on a case by case basis.

14.4 Cash Payments. The parties agree that, as a result of operations of the Partnership, Fujisawa owes Gilead [ * ] and Fujisawa will pay this amount within one week from the date hereof

14.5 Assignability. The parties acknowledge and agree that this Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party; except that either party may, without the prior written consent of the other party assign this Agreement as a whole to (a) a surviving corporation in the event of a merger or consolidation between the assigning party, and such surviving corporation, or (b) an entity that purchases all or substantially all of the assets of the assigning party; provided, however, that any such surviving corporation or acquiring entity agrees in writing to assume all of the obligations of, and to accept all of the rights of the assigning party hereunder. Fujisawa expressly consents to the assignment of the Termination Agreement and the Amendments to Gilead Sciences, Inc., a Delaware corporation, provided that Gilead agrees to assume the obligations under this Agreement.

14.6 Notices. All notices provided for in this Agreement shall be given in writing and shall be deemed effective when either served by personal delivery or sent by registered or certified mail, postage prepaid, return receipt requested to the President of the appropriate party at the business mailing address set forth hereinabove, or at such other address as the receiving party may hereafter designate by written notice sent to the other party.

14.7 Governing Law. This Agreement shall be construed and interpreted and the rights and obligations of the parties shall be determined in accord with the substantive laws of the State of California, without regard for its conflict of laws principles.

14.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof, and supersedes all previous communications, proposals, representations and agreements, whether oral and written, relating to such subject matter.

14.9 Modifications. The parties acknowledge and agree that this Agreement may only be modified by the mutual written agreement of the parties.

14.10 Limitation on License and Assignment. The Gilead Patents and Gilead Technology contain rights that Gilead has obtained by license or assignment from others. Notwithstanding any other provision hereof, the licenses granted and assignments made to Fujisawa hereunder are limited to the extent necessary such that they do not exceed the rights that Gilead possesses.

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14.11 Appendices. All appendices hereto shall be incorporated herein and shall be part of this Agreement.

14.12 Waiver. Any waiver by either party or any breach of this Agreement shall not be construed or deemed to be a waiver of any subsequent breach of the same provision or condition unless such waiver is expressed in writing and signed by the party to be bound.

14.13 Binding Effect. This Agreement shall be binding upon the respective parties and shall inure to the benefit of their respective successors and permitted assigns.

14.14 Mediation. If the parties cannot resolve a controversy arising out of this Agreement, the parties shall jointly appoint a mediator, who shall be acceptable to each party, and submit such controversy to non-binding mediation. The costs of the mediator shall be divided equally between the parties.

14.15 [ * ]

IN WITNESS WHEREOF, each party has caused this Amended and Restated Agreement to be executed and delivered to the other party.

FUJISAWA HEALTHCARE, INC.

Date:	June 10, 2004	By:	/s/ Theron E. Odlaug
		Title:	Executive Vice President

GILEAD SCIENCES, INC.

Date:	July 1, 2004	By:	/s/ John F. Milligan, Ph.D.
		Title:	Executive Vice President and CFO

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Appendix A

Patents with Claims Covering AmBisome

Issued Patents [ * ]

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Appendix B

Gilead Technology means all formulations, preparations, compounds, formulas, production processes, application processes, improvements, modifications, research and test data, tabulations, specifications, devices, techniques, analyses, reports, know-how, information and other trade secrets necessary to manufacture and use the Product.

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Appendix C

Specification

[ * ]

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Appendix D

AmBisome

TRADEMARKS REGISTERED

Country/State	Number	Effective Date	Term

United States	1,598,121	May 29, 1990	10 years

AmBisome

TRADEMARK APPLICATIONS PENDING

Country	Filing Date	Appl, No.

Canada	November 22, 1989	645,451

22.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMBISOME

TRADE MARKS REGISTERED

Country/State	Number	Effective Date	Term
United States	1,598,121	May 29, 1990	10 years

Austria	130,478	April 17, 1990	10 years

Benelux	470,660	November 22, 1989	10 years

Denmark	08,419	December 28,1990	10 years

France	1,562,814	November 29, 1989	10 years

Great Britain	1,407,038	December 4, 1989	7 years

So. Korea	209,508	February 6, 1991	Initially 10 years, but extended to 2/5/11

Switzerland	377,809	November 29, 1989	20 years

23.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMBISOME

TRADEMARK APPLICATIONS PENDING

Country	Filing Date	Appl. No.
Australia	27 November 1989	524213

Canada	22 November 1989	645,451

Finland	7 December 1989	6196/89

Ireland	23 November 1989	6326/89

Israel	1 December 1989	74593

Italy	24 January 1990	17074 C/90

Japan	5 December 1989	137333/89

Norway	21 November 1989	895734

Portugal	5 January 1989	261,084

South Africa	30 November 1989	89/11335

Spain	12 January 1990	1542051

Sweden	28 November 1989	89-11189

West Germany	18 December 1989	V 21868/5 Wz

24.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

APPENDIX C

[ * ]

25.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.